As filed with the Securities and Exchange Commission on September 6, 1996

                                                   Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                             13-3855697
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

                          1050 Rancho Conejo Boulevard
                      Thousand Oaks, California 91320-1717
                                 (805) 498-9611
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Dennis D. Doolittle
                                  Vice Chairman
                    Autologic Information International, Inc.
                            1050 Rancho Conejo Blvd.
                          Thousand Oaks, CA 91320-1717
                                 (805) 498-9611
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Richard A. Rubin, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6130

                        ---------------------------------


           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

                                            (facing page continued on next page)

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                            -----------------------

                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

                                        PROPOSED      PROPOSED
TITLE OF                                MAXIMUM       MAXIMUM
EACH CLASS            AMOUNT            OFFERING      AGGREGATE   AMOUNT OF
OF SECURITIES         TO BE             PRICE PER     OFFERING    REGISTRATION
TO BE REGISTERED      REGISTERED(1)     SECURITY(2)   PRICE(2)    FEE
- --------------------------------------------------------------------------------
Common Stock          658,276 shares    $7.625        $5,019,355  $1,730.82
$.01 par value
per share
- --------------------------------------------------------------------------------

(1) Pursuant to Rule 416(b), there is also covered hereby all additional securities resulting from anti-dilution adjustments prior to the completion of the distribution of the registered securities.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c), the average of the high and low selling prices per share of the Registrant's Common Stock, As Quoted On The Nasdaq Stock Market's National Market System on September 4, 1996.


                            -----------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 1996

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                 658,276 SHARES

                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.

                                  COMMON STOCK

           This Prospectus relates to an aggregate of 658,276 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), of Autologic Information International, Inc. (the "Company") which may be offered and sold from time to time by the Selling Stockholders named herein. See "Selling Stockholders". The Shares were acquired by the Selling Stockholders as a result of the merger of Information International, Inc. ("Triple-I") into the Company on January 29, 1996. The Selling Stockholders were, prior to such merger, the beneficial owners of 658,276 shares of Triple I.

           The Shares may be offered for sale by the Selling Stockholders from time to time in the over-the-counter market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Stockholders or through underwriters, brokers or dealers. In connection with any such sales, the Selling Stockholders and brokers or dealers participating in such sales may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and any discounts, commissions, concessions and any profits realized by them on the sale of the Shares may be deemed to be underwriting compensation under the Securities Act. The Shares may be sold under Rule 145 promulgated under the Securities Act ("Rule 145") instead of under this Prospectus, subject to compliance with volume limitations and all other requirements of Rule 145 until January 29, 1998 and, until January 29, 1999, subject to Rule 145's requirement that the Company is, at the time of sale, current in its periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Plan of Distribution".

           The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear all expenses in connection with the filing of the Registration Statement of which this Prospectus forms a part, except that the Selling Stockholders will pay all discounts and commissions payable to underwriters, broker or dealers.

           SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

           The Common Stock is traded on The Nasdaq Stock Market's National Market System ("Nasdaq/NMS") under the symbol "AIII". On September 4, 1996, the closing price per share of the Common Stock on Nasdaq/NMS was $7.25.

                            -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------


                 The date of this Prospectus is September , 1996

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Common Stock is currently quoted on The Nasdaq Stock Market and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

           The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (No. 333- ) under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The Registration Statement has been filed through EDGAR and is also publicly available through the Commission's Web site (http://www.sec.gov).

                      INFORMATION INCORPORATED BY REFERENCE

           The following documents heretofore filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Registration Statement under the Securities Act on Form S-4 which became effective on January 22, 1996; (2) the Company's Quarterly Reports on Form 10-Q under the Exchange Act for the quarters ended February 2, 1996 and May 3, 1996; (3) the Company's Current Reports on Form 8-K dated January 29, 1996 and September 6, 1996; and
(4) the description of the Company's Common Stock contained in the Company's Current Report on Form 8-K dated September 6, 1996, and any amendment or report filed by the Company for the purpose of updating such description. Each document filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act by the Company subsequent to the date of this Prospectus but prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE EXPRESSLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO AUTOLOGIC INFORMATION INTERNATIONAL, INC., 1050 RANCHO CONEJO BLVD., THOUSAND OAKS, CA 91320-1717 ATTENTION:
JOHN GRIFFIN, CONTROLLER.

                                   THE COMPANY

           The Company and its subsidiaries design, develop, manufacture, assemble, integrate, market, sell and service computerized image setting and publication systems equipment and software that automate the various prepress production steps in the publishing process. The Company's products are primarily marketed and sold to the newspaper, publishing and commercial printing industries and to companies and other organizations having internal publishing facilities.

           The Company was incorporated under the laws of the State of Delaware on September 15, 1995 as Autologic, Incorporated and changed its name to Autologic Information International Inc. on November 8, 1995. The Company was a wholly-owned subsidiary of Volt Information Sciences, Inc. (together with its wholly-owned subsidiary, Nuco I, Ltd., which owns of record the shares of the Company referred to herein as owned by Volt, are collectively referred to herein as "Volt") until January 29, 1996 when, pursuant to the terms of an Agreement and Plan of Merger dated October 5, 1995 (as subsequently amended, the "Merger Agreement") among Volt, the Company and Triple-I, Volt caused its wholly-owned California subsidiary, Autologic, Incorporated ("Autologic"), to be merged with and into the Company and contemporaneously caused all of the capital stock of certain foreign subsidiaries of Volt (the "Volt Subsidiaries"), which constituted part of its Autologic operations, to be transferred to the Company (unless the context otherwise requires, Autologic, Incorporated and the Volt Subsidiaries are collectively referred to herein as "Autologic"), while Triple-I was, pursuant to a vote of its stockholders, also merged with and into the Company (such transactions being collectively referred to herein as the "Merger"). In consideration for the merger of Triple-I into the Company, Triple-I stockholders received 2,429,870 shares of Common Stock (including 58,500 shares issued to Volt in exchange for Triple-I common stock owned by Volt prior to the Merger). In consideration of the merger of Autologic into the Company and the transfer of the capital stock of the Volt Subsidiaries to the Company, Volt received 3,333,000 shares of the Common Stock. As part of the Merger Agreement, the Company assumed all options to purchase Triple-I common stock held on June 25, 1995 by those who were officers, directors and employees of Triple-I ("Triple-I Options"), and agreed to a formula to limit the dilution of Volt's percentage ownership of the Company as a result of the exercise of Triple-I Options through the issuance to Volt of 100 shares of Common Stock for every 590 shares of Common Stock issued with respect to Triple-I Options exercised. After giving effect to Triple-I Options exercised through August 31, 1996, at that date Volt owned 3,400,186 shares (inclusive of the 58,500 shares it received in exchange for the Triple-I common stock owned by it and 8,686 shares issued or issuable to it as a result of the exercise of Triple-I Options), or approximately 59% of the Company's outstanding and issuable Common Stock, while the former Triple-I stockholders (other than Volt) and those who have exercised Triple-I Options (and transferees of former Triple-I stockholders and such optionholders) owned 2,391,370 shares, or approximately 41% of the Company's outstanding and issuable Common Stock. If all remaining Triple-I Options (to purchase 450,000 shares of Common Stock) were exercised, Volt would receive an additional 76,271 shares of Common Stock and, assuming no additional shares were issued by the Company or disposed of by Volt prior thereto, Volt would own approximately 55% and the former Triple-I stockholders (other than Volt) and holders of Triple-I Options (and their respective transferees) would own approximately 45% of the then outstanding Common Stock.

           The Company's principal executive offices are located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91360-1717 and its telephone number is (805) 498-9611.

                                  RISK FACTORS

           In evaluating an investment in the Company, prospective investors should carefully consider the following risk factors in addition to the other information included herein and in the information incorporated herein by reference (see "Information Incorporated By Reference", above). Certain statements included in this Prospectus (and the information incorporated herein by reference) concerning the Company's future results, future performance, intentions, objectives, plans and expectations are forward-looking statements. Those statements are subject to a number of known and unknown risks and uncertainties that, in addition to general economic and business conditions (both in the United States and in the overseas markets where the Company distributes products), could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.


NO ASSURANCE THAT THE COMPANY WILL REALIZE ANTICIPATED BENEFITS FROM THE MERGER

           Both Autologic and Triple-I reported losses during the past few years. While the Board of Directors of the Company believes that the Merger has produced certain synergies and cost savings, and should continue to provide an opportunity for additional synergies and cost savings, in addition to the other risk factors described below, a number of factors, including, but not limited to, the following, could affect the Company's ability to fully implement the anticipated synergies and cost savings and could adversely affect the Company's profitability even if such synergies and cost savings were fully implemented:
(i) the Company's ability to successfully integrate the managements and employee bases of Autologic and Triple-I that previously operated independently as competitors; (ii) the Company's ability to successfully combine the facilities and other aspects of the businesses of Autologic and Triple-I; (iii) the Company's ability to implement a sufficient number of the intended cost savings techniques to realize anticipated savings and maximize the anticipated synergies resulting from the Merger; (iv) the time it will take and costs that will actually be incurred in combining, and eliminating duplicate, staffs and facilities of Autologic and Triple-I; (v) the effect which work force reductions that are being implemented may have on remaining employees, (vi) the reaction of competitors to the Merger and the plans and programs implemented by competitors in response to the Merger; and (vii) whether the Company's increased size (over that of Autologic and Triple-I individually) will actually enable it to increase its purchasing power. Accordingly, there can be no assurances that the Company will realize the anticipated synergies or long-term cost savings, that the Company will ultimately realize the anticipated benefits of the Merger nor that the Company will be profitable.

INCONSISTENT HISTORICAL RESULTS OF OPERATIONS

           Both Autologic and Triple-I have historically experienced wide variations in their quarterly and annual results of operations. There can be no assurance that such variations will not continue in the future or that the Company will be profitable on an overall basis.

           During the first full quarter (ended May 3, 1996) of combined operations of Triple-I and Autologic, the Company reported net income of $840,000, or $.15 per share based on a weighted average of 5,775,000 shares outstanding, on revenues of $25.9 million. For the quarter ended August 2, 1996, the second full fiscal quarter of combined operations, the Company reported a net loss of $678,000, or $.12 per share based on a weighted average of 5,788,000 shares outstanding, on revenues of $21.6 million. The loss resulted from slow domestic sales, primarily due to intense competition. European and Asia/Pacific sales remained strong with continued profitability.

           For the nine months ended August 2, 1996 the Company reported a net loss of $3.6 million, or $.71 per shares based on a weighted average of 5,032,000 shares outstanding, on revenues of $64.1 million. For the nine months ended July 28, 1995, the Company reported a loss of $4.0 million, or $1.19 per share based on a weighted average of 3,337,000 shares outstanding, on revenues of $49.4 million.

           Since the mergers of Autologic and Triple-I occurred on January 29, 1996 to form the Company's operations, results for the fiscal 1996 nine month period reflect only six months of combined operations and results for the three month and nine month periods of fiscal 1996 are not comparable to results for the corresponding fiscal 1995 periods which reflect only the results of operations of Autologic.

PRESSURES ON MARGINS

           As a result of increasing competition, direct distribution of equipment and software by certain dealers who typically discount equipment sales prices in order to foster their future sale of ancillary products, as well as changing patterns of customer purchasing which have produced an industry-wide trend toward the purchase of "open systems" in which customers are able to assemble component products themselves from several different sources, the industry, including the Company, has experienced downward pressure on profit margins on sales of equipment and software (see " -- Competition", below). In addition, the Company's base models of 3850 imagers, introduced by Triple-I approximately four years ago, is subject to intense competition from products developed by competitors, resulting in downward pressures on profit margins. The Company has begun introducing improved versions of its 3850 imagers and is otherwise seeking to reduce costs to improve profit margins. However, it is likely that such competition will continue to increase and that the downward pressures on gross profit margins on the Company's sales of systems and equipment will continue. Gross profit margins on customer services for each of Autologic and Triple-I have likewise been under considerable pressure in recent years, although steps taken since the Merger have resulted in improved customer service gross profit margins for the Company. The pressure on customer service gross profit margins is also attributable to the industry trend towards using open systems which enable the user to service some equipment in-house and/or, because such products are more software oriented, obtain some service from the Company through remote data transfer, rather than on-site.

CONTROL OF THE COMPANY BY VOLT

           Volt presently owns 3,395,500 and is entitled to receive an additional 4,686 (or approximately 59% of the outstanding) shares of Common Stock. Charles Ying, Leroy Bell, John Kountz and Ralph Roth, former stockholders of Triple-I and present stockholders of the Company, entered into a
Shareholders' Stock Voting Agreement with Volt (the "Voting Agreement") as a condition to completion of the Merger, which provides that, until January 28, 1998, Volt and the other parties to the Voting Agreement will vote their shares of Common Stock to elect Messrs. Ying, Kountz, Roth and Alden Edwards, former directors of Triple-I (or, if any ceases to be a director, a replacement selected by Mr. Ying or his successor under the Voting Agreement) and another director who will be selected by Volt after consultation with (but not subject to the approval of) Mr. Ying, as well as four nominees of Volt, as the Company's nine member Board of Directors. Mr. Ying has since resigned as a director and been replaced by Mr. Leroy Bell pursuant to the Voting Agreement. After January 28, 1998, by virtue of its position as a majority stockholder of the Company, Volt will be able to elect all of the directors of the Company and direct all fundamental corporate policy and transactions. Volt's control position will make third-party attempts to seek mergers, tender offers, proxy contests and/or changes of management impossible without negotiation with and the approval of Volt, even if other stockholders consider such a transaction in their best interest. Accordingly, minority stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the Company Common Stock.

CONFLICTS OF INTEREST

           Messrs. William Shaw, Jerome Shaw and James J. Groberg, directors of the Company, are also directors and officers of Volt. Accordingly, conflicts of interest could arise for such persons in connection with relationships which are expected to arise between Volt and the Company. As part of the Merger, on January 29, 1996, the Company entered into a three-year lease for approximately 134,000 square feet of space in Thousand Oaks, California from a subsidiary of Volt at a rental based upon prevailing rentals charged in the area. The lease provides, among other things, that during the first seven months of its term, the Company's Board of Directors may unilaterally, but acting in good faith and utilizing certain reasonableness standards, increase or decrease the base rentals (based on prevailing rents for comparable space in the area) and the duration of the lease or decrease the amount of space rented (based on the Company's reasonable needs). The time frame for the Company to make such decisions has been extended. After January 29, 1998 and during the remaining term of the lease, the Company's Board of Directors may again, unilaterally, but in good faith and utilizing the same standards, redetermine whether there should be a further increase or decrease in the base rent and/or increase (if the space is then available) or decrease the amount of rented space. Volt has also agreed to provide to the Company credit facilities of $2,250,000 in such manner as Volt shall determine in its sole discretion (see " -- Future Capital Requirements and Financial Risk", below). In addition certain of Volt's divisions or subsidiaries have in the past purchased equipment from Autologic and, while not obligated to do so, may in the future purchase equipment from the Company, for integration into systems for their own use or for sale to their customers. Since the Merger the Company has retained Volt's internal legal department to perform legal services for the Company at a fee of $3,000 per month and has retained other Volt departments to perform foreign currency hedging and certain human resources functions, the fees for which have not been material. The Company also retained Volt, after having received bids from Volt and third parties, to perform certain telecommunications work at a cost of $305,000. The Company may, but is not obligated to, request Volt to perform other general and administrative services for the Company depending upon the Company's needs. In addition, Volt has agreed that, until January 28, 1998, all proposed transactions between Volt or any Volt affiliate and the Company (except when Volt or a Volt affiliate purchases goods or services from the Company at the Company's then current market price) shall be brought to and approved by a majority of the Company's Board of Directors. Transactions pursuant to which Volt or a Volt affiliate purchases goods or services from the Company at the Company's then current market price are not required to be brought to the Company's Board of Directors, because, in virtually every such instance, the Company would be treating Volt or its affiliates in the same way as it treats other customers. The Merger Agreement does not, however, preclude Board review of such situations, all of which, in any event, would be covered by applicable Delaware law. Under the Delaware General Corporation Law, contracts or transactions between Volt and the Company are not void or voidable solely because the corporations have common directors who vote thereon, so long as the contracts or transactions are fair to the corporation at the time they are authorized and, accordingly, all directors of the Company, whether or not they are directors or employees of Volt, may vote and such votes may be counted toward the requisite minimum for approval. While it is intended by the Company and Volt management that all transactions will be negotiated on an arm's length basis, there can be no assurance that such prices will, in fact, be fair to the Company.

COMPETITION

           The Company operates in a highly competitive marketplace with many competitors. The Company's position in its markets depends largely upon its reputation, the quality, design and pricing of its products, the timeliness of its deliveries and its field service. Technological advancements, "open system" architecture and general market conditions have significantly increased price competition. While the Merger is expected to improve the Company's ability to compete with others, a number of firms, some of which are substantially larger and have substantially greater financial resources than the Company, manufacture one or more prepress products competing with each of the Company's prepress products. Some of these competitors sell their products as complete prepress systems, for some of which the Company has no competing systems. Certain competitors grant significant discounts of their products which compete with the Company's products in order to promote sales of ancillary products as to which the Company has no competing product. See "--Pressures on Margins", above. While the Merger has enabled the Company to expand its product offerings somewhat, there will still be some prepress systems offered by others for which the Company will still not offer any competing systems.

ABILITY TO EXPAND MARKET BASE

           Prior to the Merger, both Autologic and Triple-I had attempted, with varying degrees of success, to expand their markets to include commercial printers and other non-traditional customers, in addition to their traditional newspaper market. One factor in any future success of the Company will be the degree to which the Company is able to expand the customer base, both internationally and in the United States, of its predecessor companies. Although management of the Company believes that the Company should be able to penetrate the broader market, nevertheless, because there are many competitors in the broader market, many of whom are better entrenched and have greater financial resources than the Company, it may prove difficult for the Company to accomplish this goal and there can be no assurance that such potential customers will purchase the Company's products in sufficient quantities to justify the Company's increased selling effort.

POTENTIAL EFFECTS OF REDUCED LEAD TIMES

           Because lead times in the industry in filling customer orders are becoming shorter, manufacturers, including the Company, may experience a greater dependence than in the past on accurate short-term sales forecasts in order to avoid carrying an excess of inventory at any given time which could require the need for additional working capital or, in the event that a product or products becomes obsolete, could require inventory write-offs. There can be no assurance, given the rapid pace at which new products are introduced in the market and the changes in technology, that the Company will not in the future experience either excess inventory (and a concomitant need for additional liquidity) or obsolescence of inventory. Any such write-offs or write-downs could have a material adverse effect on the Company's results of operations for the quarterly or annual periods in which any such loss occurs, as well as on the Company's financial position.

ATTRACTION AND RETENTION OF SKILLED PERSONNEL

           The Company's success is dependent upon its ability to attract and retain technologically qualified personnel who possess the specialized skills required by the Company, particularly in the areas of research and development and customer service, for which there is substantial competition. Following the Merger, the loss of certain key employees in specialized fields has caused some delay in completing certain new products. There is no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers.

FUTURE CAPITAL REQUIREMENTS AND FINANCIAL RISK

           Volt has agreed to provide the Company credit facilities of $2,250,000 until January 28, 1998 in such manner as Volt shall determine in its sole discretion, with such credit to be extended at the prime rate in effect from time to time at Chemical Bank. No portion of this credit facility has been drawn upon through the date of this Prospectus. The foregoing limit on the amount of the credit facilities was established by negotiation between the parties to the Merger Agreement and reflected their mutual estimate at the time of cash requirements for the business of the Company during the first two years following the Merger. The Company believes that cash flows which it will be able to generate from its operations, together with such credit facilities, should be sufficient to support its operations and growth through January 28, 1998; and that, should additional financing be needed, it could be obtained from outside sources. Nevertheless, there is no assurance that such cash flows and credit facilities will be sufficient to support the Company's operations and growth, or, despite its present intention to provide the Company with financial support, that Volt will continue the credit facilities after the expiration of such two-year period. Moreover, there is no assurance that the Company will be able to obtain such additional financing or replacement financing or that, if it is available to the Company, such financing will be on acceptable terms. The failure to generate sufficient cash flows, the termination of Volt's credit facilities and/or the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL CHANGE

           The Company's success will continue to be dependent, in part, upon its ability to maintain a superior technological capability, foresee changes and continue to identify, develop and commercialize innovative and competitive products and systems. One of the reasons of both Triple-I and Autologic for the Merger was their desire to increase the amount available for expenditure for research, product development and engineering on a combined basis over the amount which could be spent by either of them alone (while reducing their aggregate expenditures). Nevertheless, there can be no assurance that the Company will be successful in developing new products to address changing technological requirements, that the Company can introduce such products on a timely basis or that the Company's existing products will continue to be competitive, that the Company will be able to adapt existing products to technological change and competition, or that products that are developed can be successfully and profitably marketed. Any or all of such factors could have a material adverse effect on the Company's business. Furthermore, technology changes may affect the Company's ability to sell its inventories at appropriate margins and/or require write-offs or write-downs of inventories..

NO ASSURANCE OF PAYMENT OF DIVIDENDS

           The Company does not anticipate paying cash dividends in the near term, but intends instead to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, terms of any debt instruments then in effect and such other factors as the Company's Board of Directors may deem relevant.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

           Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. As at August 31, 1996, the Company had outstanding (or issuable) 5,798,556 shares of Common Stock, of which 1,722,594 shares were freely tradeable. Of the 4,075,962 remaining shares, (i) 658,276 are being registered hereunder and will be freely tradeable subject to meeting applicable Prospectus delivery requirements (see "Selling Stockholders" and "Plan of Distribution", below), (ii) 58,500 shares owned by Volt and approximately 17,500 shares owned by directors of the Company are presently eligible for sale under Rules 144 under the Securities Act ("Rule 144") and Rule 145, (iii) 3,333,000 shares owned by Volt will become eligible for resale under Rule 144 on January 29, 1998 (one year earlier if a proposal being considered by the Commission to reduce the Rule 144 holding period from two years to one year is adopted) and (iv) 8,686 shares owned by Volt will become eligible for sale under Rule 144 at various times thereafter, in the case of Rule 144 and Rule 145 sales, subject to compliance with the volume and other requirements of the applicable rule. As part of the Merger, the Company entered into a Registration Rights Agreement with Volt affording Volt the right to require the Company to file registration statements under the Securities Act on one or more occasions with respect to, and (subject to certain conditions) to include on a "piggyback" basis in any other registration statement filed by the Company, any Common Stock owned by Volt or any of its affiliates. Volt's rights are not subject to any time or (in most cases) "standstill" period restricting Volt's exercises of the rights afforded to it.

                              SELLING STOCKHOLDERS

           The following table sets forth information, as at August 31, 1996, with respect to (i) each Selling Stockholder's beneficial ownership of the Company's Common Stock prior to the offering of any Shares hereunder by such Selling Stockholder, (ii) the number of Shares which may be offered for sale hereunder and (iii) the number shares of the Company's Common Stock to be beneficially owned by each Selling Stockholder after the offering (assuming the sale of all Shares being offered hereunder).

                                                               Shares of
                                Shares of Common Stock          Common          Shares of Common Stock
Name of Selling                Beneficially Owned Prior       Stock to be         Beneficially Owned
Stockholder (1)                      to Offering           Offered Hereunder        After Offering
- ---------------                ------------------------    -----------------    ----------------------
                                 Number        Percent                             Number     Percent
                                 ------        -------                             ------     -------
Fidelity International
Limited . . . . . . . . . . .   372,057          6.4%           372,057              0            0
FMR Corp. . . . . . . . . . .   189,671          3.3%           189,671              0            0
Fidelity American Special
Situations Trust . . . . . . .   96,548          1.7%            96,548              0            0
                                -------         ----            -------            ---          ---
            Total               658,276         11.4%           658,276              0            0
                                =======         =====           -------            ---          ---

- ----------------

(1) Fidelity International Limited ("FIL"), whose address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, owns 372,057 Shares for its own account. FMR Corp. ("FMR"), whose address is 82 Devonshire Street, Boston, Massachusetts 02109, owns 189,671 Shares for its own account. Fidelity American Special Situations Trust ("FASST"), whose address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, owns 96,548 Shares for its own account. A subsidiary of FIL and a subsidiary of FMR are the advisor and sub-advisor, respectively, of FASST. FIL and FMR own beneficially, for purposes of Section 13(d) of the Exchange Act, the Shares owned by FASST. While there is significant common ownership of the voting stock of FIL and FMR and some common directors, FIL and FMR is each of the view that it is not acting together with the other as a "group" regarding the Shares beneficially owned by it and it is not required to include in the number of Shares it beneficially owns for purposes of Section 13(d) of the Exchange Act the Shares beneficially owned by the other.

           The Shares were acquired by the Selling Stockholders in the Merger in exchange for their shares of common stock of Triple I and represent all of the Common Stock issued to the Selling Stockholders in the Merger. The Selling
Stockholders, as a group, by virtue of their ownership of 27.2% of the outstanding common stock of Triple-I prior to the Merger, may have been deemed to have been an "affiliate" (within the meaning of the Securities Act) of Triple-I prior to the Merger. Absent sales under a registration statement, Rule 145 under the Securities Act places certain restrictions on the transfer of the Shares. Among other restrictions, Rule 145 places a limitation on the number of shares which affiliates of Triple-I may sell during any three-month period (which limitation lapses two years after the Merger as to persons who did not become affiliates of the Company) to the greater of 1% of the Company's outstanding Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar week preceding the sale.

           The Registration Statement of which this Prospectus forms a part was filed with the Commission pursuant to a Registration Rights Agreement between the Company and the Selling Stockholders (the "Fidelity

Registration Rights Agreement") entered into in connection with the Merger in which the Company agreed to file a "shelf" registration statement under the Securities Act to enable the Selling Stockholders to offer and sell, from time to time, the Shares. The Fidelity Registration Rights Agreement requires the Company to keep the Registration Statement continuously effective until all of the Shares may be sold without such registration. The Fidelity Registration Rights Agreement also affords the Selling Stockholders the right (subject to certain limitations) to require the Company to file one registration statement under the Securities Act in connection with an underwritten public offering of the Shares for the Selling Stockholders and to "piggyback," on two occasions, the Shares in any other registration statement filed by the Company under the Securities Act in connection with an underwritten public offering of Common Stock, whether for the account of the Company or a third party. The Company is to bear all costs of registration, other than underwriting discounts and commissions and brokerage commissions and fees and expenses of any counsel or accountants retained by the Selling Stockholders. The registration rights afforded the Selling Stockholders cease at such time as the Shares may be sold without any restriction or limitation on the number that may be sold under Rule 145 under the Securities Act (in general, January 29, 1998) or have been sold pursuant to a registration statement or Rule 144 under the Securities Act. The Fidelity Registration Rights Agreement also contains provisions by which the Company is to indemnify the Selling Stockholders (and persons who control them) with respect to misstatements and omissions contained in any such filed registration statements (including this Registration Statement) except those made in reliance upon information furnished by the Selling Stockholders (as to which the Company is to be indemnified). The Selling Stockholders may assign their rights under the Fidelity Registration Rights Agreement, provided the assignee enters into a written agreement with the Company agreeing to be bound by the terms of the Fidelity Registration Rights Agreement and further provided that all decisions as to demanding or requesting registration shall remain with the Selling Stockholders.

                              PLAN OF DISTRIBUTION

           The Shares may be offered for sale by the Selling Stockholders from time to time in the over-the-counter market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(b) purchases by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or (d) negotiated transactions between one or more Selling Stockholders and purchasers without a broker or dealer. In connection with any sales, a Selling Stockholder and broker or dealer participating in such sales may be deemed "underwriters" within the meaning of the Securities Act.

           Brokers or dealers selling under this Prospectus may receive discounts, commissions or concessions from a Selling Stockholder and/or purchasers of the Shares for whom such broker or dealers may act as agents, or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Any such discounts, commissions and concessions and any profits realized on the sale of Shares may be deemed to be underwriting compensation under the Securities Act.

           The  Shares  may be  sold  under  Rule  145  instead  of  under  this
Prospectus subject to compliance with volume limitations and all other requirements of Rule 145 until January 29, 1998 and, until January 29, 1999, subject to Rule 145's requirement that the Company is, at the time, of sale current in its periodic reporting requirements under the Exchange Act.

           The Selling Stockholders have been advised by the Company that during the time each is engaged in distributing Shares covered by this Prospectus, each must comply with Rules 10b-5 and 10b-6 under the

Exchange Act, and pursuant thereto: (i) may not engage in any stabilization activity in connection with the Company's securities; (ii) must furnish each broker through which Common Stock covered by this Prospectus may be offered the number of copies of this Prospectus which are required by such broker; and (iii) may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

                                  LEGAL MATTERS

           The validity of the Common Stock offered hereby has been passed upon by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.

                                     EXPERTS

           The consolidated financial statements and schedules of the Company and Autologic and those of Triple-I, incorporated by reference from the Company's Registration Statement on Form S-4, have been audited, respectively, by Ernst & Young, LLP and Arthur Andersen, LLP, independent public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

======================================   =======================================

    NO PERSON  HAS BEEN  AUTHORIZED
IN  CONNECTION  WITH  THE  OFFERING
MADE HEREBY TO GIVE ANY INFORMATION
OR TO MAKE ANY  REPRESENTATION  NOT
CONTAINED IN THIS  PROSPECTUS  AND,
IF GIVEN OR MADE, SUCH  INFORMATION
OR  REPRESENTATIONS   MUST  NOT  BE
RELIED    UPON   AS   HAVING   BEEN
AUTHORIZED  BY  THE  COMPANY,   THE
SELLING  STOCKHOLDERS  OR ANY OTHER
PERSON. NEITHER THIS PROSPECTUS NOR
ANY  SUPPLEMENT TO THIS  PROSPECTUS
CONSTITUTES  AN  OFFER TO SELL OR A
SOLICITATION  OF AN  OFFER  TO BUY,
ANY SECURITIES IN ANY  JURISDICTION
WHERE, OR TO ANY PERSON TO WHOM, IT
IS  UNLAWFUL  TO MAKE SUCH AN OFFER
OR   SOLICITATION.    NEITHER   THE
DELIVERY OF THIS PROSPECTUS NOR ANY                    658,276 SHARES
SUPPLEMENT TO THIS  PROSPECTUS  NOR
ANY   SALE   MADE    HEREUNDER   OR
THEREUNDER    SHALL,    UNDER   ANY
CIRCUMSTANCES,      CREATE      ANY
IMPLICATION  THAT THERE HAS BEEN NO
CHANGE  IN  THE   AFFAIRS   OF  THE                 AUTOLOGIC INFORMATION
COMPANY  SINCE  THE DATE  HEREOF OR                  INTERNATIONAL, INC.
THEREOF  OR  THAT  THE  INFORMATION
CONTAINED  HEREIN IS  CORRECT AS OF                    COMMON STOCK
ANY TIME  SUBSEQUENT TO THE DATE AS
OF  WHICH   SUCH   INFORMATION   IS
FURNISHED.

        -------------------
                                                       ------------
         TABLE OF CONTENTS                              PROSPECTUS
                                                       ------------
                                Page
                                ----

Available Information.............2
Information Incorporated
 by Reference.....................2
The Company.......................3
Risk Factors......................4
Selling Stockholders..............9
Plan of Distribution.............10
Legal Matters....................11
Experts..........................11              September    , 1996


======================================   =======================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The estimated expenses (all of which are being borne by the Company) in connection with the issuance and distribution of the securities being registered are:


           Filing Fee for Registration Statement ...............   $   1,730.82
           Legal and Accounting Fees and Expenses ..............       5,000.00
           Miscellaneous .......................................         769.18
                                                                   ------------
                TOTAL ..........................................   $   7,500.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct was unlawful. A similar standard is applicable under Section 145 of the DGCL in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to such corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action was brought, determines that such person is fairly and reasonably entitled to indemnity for such expenses.

           The Company's Certificate of Incorporation and Bylaws, Exhibit 4.1 and 4.2, respectively, to this Registration Statement, provide for the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL.

           The Company's officers and directors are covered by directors' and officers' liability insurance policies, maintained by Volt Information Sciences, Inc., the majority stockholder of the Company.


ITEM 16.  EXHIBITS

EXHIBIT NUMBER                 DESCRIPTION

2.1+ Restated Agreement and Plan of Merger, dated as of October 5, 1995, as amended as of November 11, 1995, among Volt
                  Information Sciences, Inc., Autologic Information International, Inc. (formerly, Autologic, Incorporated) and Information International, Inc. (Included as Appendix I to the Consent Statement/Prospectus).

4.1+              Restated Certificate of Incorporation of the Company.

4.2+              Amended and Restated Bylaws of the Company.

5.1*              Opinion of Parker Chapin Flattau & Klimpl, LLP.

15.1* Letter from Ernst & Young LLP re: unaudited interim financial information.

23.1*             Consent of Ernst & Young LLP.

23.2*             Consent of Arthur Andersen LLP.

23.3* Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).

99.1 Shareholders' Stock Voting Agreement among Volt, Charles Ying, Leroy Bell, John Kountz and Ralph Roth. Incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (No. 33-99278).

99.2 Registration Rights Agreement among Fidelity International Limited, FMR Corp., American and Fidelity Special Situations Trust and the Company. Incorporated herein by reference to
                  Exhibit 10.6 to the Company's Registration Statement on Form S-4 (No. 33-99278).

- -------------------
*    Filed herewith.

+    Incorporated  by  reference  to  the  similarly-numbered   Exhibit  to  the
     Company's Registration Statement on Form S-4 (File No. 33-99278).

ITEM 17.  UNDERTAKINGS

           The undersigned Registrant hereby undertakes, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from the Registration Statement by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Thousand Oaks, California on the 30th day of August, 1996.


                                       AUTOLOGIC INFORMATION INTERNATIONAL, INC.


                                       By: /s/ Dennis D. Doolittle
                                          ------------------------
                                          Dennis D. Doolittle, Vice Chairman


SIGNATURE                     TITLE                            DATE

/s/ William Shaw              Chairman of the Board, Chief     August 30, 1996
- ------------------------      Executive Officer and Director
William Shaw



/s/ John Griffin              Controller and Principal         August 30, 1996
- ------------------------      Accounting Officer
John Griffin



/s/ Leroy Bell                Director                         August 30, 1996
- ------------------------
Leroy Bell



/s/ Alden Edwards             Director                         August 30, 1996
- ------------------------
Alden Edwards



/s/ Dennis D. Doolittle       Director                         August 30, 1996
- ------------------------
Dennis D. Doolittle



/s/ James J. Groberg          Director                         August 30, 1996
- ------------------------
James J. Groberg



/s/ John R. Kountz            Director                         August 30, 1996
- ------------------------
John R. Kountz



/s/ Paul Mcgarrell            Director                         August 30, 1996
- ------------------------
Paul McGarrell



/s/ Ralph S. Roth             Director                         August 30, 1996
- ------------------------
Ralph S. Roth



/s/ Jerome Shaw               Director                         August 30, 1996
- ------------------------
Jerome Shaw

                                  EXHIBIT INDEX



EXHIBIT NUMBER                 DESCRIPTION

2.1+ Restated Agreement and Plan of Merger, dated as of October 5, 1995, as amended as of November 11, 1995, among Volt
                  Information Sciences, Inc., Autologic Information International, Inc. (formerly, Autologic, Incorporated) and Information International, Inc. (Included as Appendix I to the Consent Statement/Prospectus).

4.1+              Restated Certificate of Incorporation of the Company.

4.2+              Amended and Restated Bylaws of the Company.

5.1*              Opinion of Parker Chapin Flattau & Klimpl, LLP.

15.1* Letter from Ernst & Young LLP re: unaudited interim financial information.

23.1*             Consent of Ernst & Young LLP.

23.2*             Consent of Arthur Andersen LLP.

23.3* Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).

99.1 Shareholders' Stock Voting Agreement among Volt, Charles Ying, Leroy Bell, John Kountz and Ralph Roth. Incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (No. 33-99278).

99.2 Registration Rights Agreement among Fidelity International Limited, FMR Corp., American and Fidelity Special Situations Trust and the Company. Incorporated herein by reference to
                  Exhibit 10.6 to the Company's Registration Statement on Form S-4 (No. 33-99278).

- -------------------
*    Filed herewith.

+    Incorporated  by  reference  to  the  similarly-numbered   Exhibit  to  the
     Company's Registration Statement on Form S-4 (File No. 33-99278).